Exhibit 10.6

September 24, 2018

VIA EMAIL

Mr. Brett McGonegal

bmcgonegal@me.com

Re:	Offer of Employment

Dear Mr. McGonegal:

Seven Stars Cloud Group, Inc. (NASDAQ:SSC) (the “Company”) is pleased to make this offer of employment to you as Co-Chief Executive Officer (“Co-CEO”). You will also be eligible for appointment to the Company’s Board of Directors (“BOD”) upon the Company meeting Nasdaq’s board ratio compliance. If you accept the offer contained in this agreement (“Executive Employment Agreement”, or “Agreement”), your employment will be effective according to the date of this document and subject to the terms and conditions set forth below.

1.	Job Duties

As Co-CEO, your primary job duties will include communicating with current and potential shareholders, government entities, and the public, leading the development of the company’s short, medium, and long-term objectives, including capital raising efforts, as well as creating and implementing the company’s mission and vision. and such other duties as the Company may reasonably direct you to perform from time to time. You shall report directly to the Company’s Chairman and Board of Directors (“BOD”). In light of your anticipated job duties, compensation, exercise of discretion, and advanced knowledge required of your position, you will be exempt from federal and state overtime wage requirements. The principal place of your employment will be the Company’s offices in New York, New York and Hong Kong, China. However, you will be required to travel to other locations in connection with the performance of your job duties.

2.	Compensation

The Company shall pay you a base salary of Five Hundred Thousand Dollars annually ($500,000), less all required withholdings and deductions, payable in accordance with the Company’s regular payroll policies (the “Base Salary”). The Base Salary shall be subject to review from time to time depending upon your job performance and the Company’s overall performance as a firm. Your Base Salary shall increase by 5% per year on each anniversary date of the commencement of your employment, provided the Company’s EBIDTA has grown on a year-to-year basis.

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In addition to the Base Salary, you shall be eligible to receive the performance related incentives set forth on Attachment A hereto, subject to all conditions therein. Whether you meet the performance objectives is within the Company’s reasonable discretion. The Company shall, sixty (60) days prior to the commencement of a performance measurement period (at present, the Company measures your performance on a calendar year fashion, i.e., January 1-December 31), provide you with a written criteria for measuring your performance with attainable objectives and a metric to determine the formula-based performance bonus. In the event the Company does not provide you with a metric to determine the formula-based performance bonus prior to the start of a new performance measurement period, the metric for the most recent performance measurement period shall apply. The Company anticipates that any annual-based performance bonuses, if issued, shall be paid within sixty (60) days from the end of the bonus year, and in no event later than March 15 of the year following the bonus year. All performance bonuses paid pursuant to this paragraph shall be less all required withholdings and deductions.

3.	Term of Employment

This offer of guaranteed employment is for a period of two (2) years beginning from September 24, 2018 through September 23, 2020 (the “Term”), subject to the termination rights below. The Company promises to employ you during the Term, subject to its rights to terminate this Agreement at an earlier date as set forth herein. You, in turn, promise to devote your full business time and efforts to the performance of your job duties during the Term, subject to your rights to terminate this Agreement at an earlier date as set forth herein. The Term and the terms of this Agreement shall automatically renew for further one-year periods at the signed written agreement of both parties, unless you and the Company agree to a new renewal period in a written document (excluding e-mail) signed by both parties.

4.	Termination of this Agreement

Either you or the Company may terminate this Agreement at any time. In the event that the Company terminates this Agreement without “Cause,” it shall pay to you: (i) your then-Base Salary through the remainder of the Term, or renewal Term, as the case may be, plus the sum of your prior year’s performance bonuses divided by twelve (12) and multiplied by the months remaining on the Term; (ii) the estimated cost of you continuing your health insurance benefits pursuant to COBRA, if eligible, for a period of twelve (12) months following your termination of employment; and (iii) the value of your office expense and housing allowance benefit for the balance of the remaining lease term at the time of your termination of employment, provided that such remaining lease term period may not be greater than twelve (12) months. Whether and to the extent you are granted any deferred compensation or unvested equity that would vest during the initial Term but-for your termination without “Cause,” all such awards shall immediately accelerate and vest and be payable to you upon your termination without “Cause.” Any Base Salary payments owed to you because of a termination of employment without “Cause” shall be paid to you in accordance with the Company’s regular payroll practices. In the event that you terminate this Agreement before the end of the Term or the Company terminates this Agreement with “Cause,” the only monetary compensation to which you shall be entitled from the Company shall be the Base Salary for your work performed through the date of termination of this Agreement.

For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement if, in the Company’s reasonable discretion: (a) you willfully fail to comply with a reasonable directive of the BOD and fail to cure such willful non-compliance within thirty (30) days of the Company’s notice of your willful non-compliance, provided such willful non-compliance is curable; (b) you are convicted of, or plead guilty or nolo contendre to, a felony or any crime involving fraud or dishonesty or which has an adverse effect upon the Company’s reputation or business; (c) you engage in any act of fraud, dishonesty, or embezzlement; or (d) the Company determines in its reasonable discretion that you violated a securities law or related regulation; or (e) you materially breach this Agreement and fail to cure such material breach within thirty (30) days of the Company’s notice of such breach, provided such breach is curable.

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In the event you terminate this Agreement before the end of the Term, you promise to give the Company at least sixty (60) days’ notice of your decision. In exchange, the Company shall continue to pay you your Base Salary during the sixty (60) day notice period. However, you understand and agree that the Company shall have the right to unilaterally reduce or waive any portion of the sixty (60) day notice period and accelerate your final date of employment following notice of your decision to terminate this Agreement. You further acknowledge and agree that your failure to comply with the sixty (60) day notice period shall constitute a material breach of this Agreement in light of your substantial responsibilities for the Company.

5.	Benefits

You shall be eligible for such employee benefits that the Company provides to its senior executives, subject to any waiting time periods or other limitations set forth in the policy or plan document governing each benefit. You will receive additional information regarding some of these employee benefits in the mail. These employee benefits include:

•	Paid holidays
•	20 days paid vacation
•	Paid sick leave
•	Group health insurance
•	Paid family leave

Per Company policy, advance authorization is required for all employees’ use of paid vacation time. Accordingly, you must notify the Company in advance of your intent to use paid vacation time. Generally, the Company will not approve any employee request for more than two (2) consecutive weeks of paid vacation. There will be no payment for unused paid vacation upon the end of your employment with the Company, and paid vacation may not be carried over into a new calendar year without the approval of the BOD.

6.	Confidential Information

Except as authorized or directed by the Company in connection with the performance of your duties and obligations, or as provided below, you will not, at any time either during your employment or after your employment ends for any reason, directly or indirectly, disclose, use, or make available to any other person or entity any Confidential Information that has come into your possession, custody, or control in the course of your employment with the Company, and you will not use any such Confidential Information for your own personal use or advantage or the use or advantage of any person or entity other than the Company, or make any such Confidential Information available to others.

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For purposes of this confidentiality obligation, “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written) regarding the business or affairs of the Company, the Company’s affiliates, or any of the Company’s clients or business partners, including, without limitation, information as to any of the Company’s products; services; systems; designs; inventions; finances (including prices, costs, and revenues); marketing plans; sales; sales strategies; prospects; pricing; pricing strategies; investments; investment strategies and methodologies; portfolio management strategies; programs; methods of operation; prospective and existing contracts; customer lists and other business arrangements, business plans, procedures, and strategies; costs; profits; databases; personnel (including but not limited to personal information about employees, members, partners, and agents of the Company and its affiliates); operational methods; financial models; potential transactions; pending negotiations; computer programs; algorithms; pending patent applications; systems; contractual negotiations; terms of agreements; client lists; customer lists; investor lists; lists of potential clients, customers, and/or investors; financial results; business developments; internal controls; and security procedures. Confidential Information also includes the performance track record of all investments and other transactions in which the Company participates during your employment, which is the sole and exclusive property of the Company. Confidential Information does not include: (a) information that has been lawfully and without breach of obligation made available to the general public without restriction; (b) information that, by way of documentary evidence, you can demonstrate was previously known to you prior to your affiliation with the Company; or (c) information for which you receive express written authorization from the Company to possess after your employment with the Company ends. The foregoing is not an exhaustive list, and Confidential Information also may include, without limitation, any other information, documents or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person, in the context in which the information, documents or materials are received, provided or learned, to be confidential. This letter will also be treated as Confidential Information; provided you may keep a personal copy of this letter, and may disclose the contents of this letter to a personal attorney, financial advisor or tax accountant, or, solely with respect to restrictive covenants, a prospective employer.

Notwithstanding anything herein to the contrary, nothing in this letter, or any other agreement or policy of the Company will prevent you from sharing any Confidential Information or other information with regulators or appropriate governmental agencies, including but not limited to governing taxing authorities, whether in response to a subpoena or otherwise, without notice to the Company, or responding to any other lawful subpoena or legal process, provided in such case, unless otherwise prohibited by law or court order or decree, you provide the Company with reasonable notice of such subpoena or legal process. You hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (b) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (c) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Upon termination of your employment with the Company for any reason, you promise to deliver to the Company all property, proprietary materials, Confidential Information, documents, and computer media in any form (and all copies thereof) relating or belonging to the Company or any Company affiliate, including the Company’s clients or business partners, that is in your possession.

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7.	Non-Competition Promise

In consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, engage in “Competitive Activities” during the “Restricted Period.” For purposes of this non-competition obligation, “Competitive Activities” means any activity (whether or not for compensation and whether as an owner, employee, contractor, agent, or in any other capacity) engaged in or related to blockchain-based global financial technology and financial asset digitization services in any State within the United States, Hong Kong, or other geographic region in which the Company conducted business at any time during your employment. For purposes of this non-competition obligation, “Restricted Period” means any period for which you receive the Base Salary pursuant to this Agreement and two (2) months after your employment at the Company ends for any reason.

The Company may elect to waive or shorten this non-competition obligation, but you acknowledge that such waiver or shortening of this non-competition obligation must be set forth in a signed writing (excluding e-mail) executed by a duly authorized Company officer. Notwithstanding anything to the contrary, (a) your ownership or investment of any entity that is engaged in Competitive Activities shall not constitute a breach of this non-competition obligation, provided such ownership or investment is limited to five percent (5%) or less of such entity’s outstanding shares, and (b) you shall not be precluded from devoting reasonable periods of time to charitable and community activities, managing your personal investments and serving on boards of businesses not in competition with the Company.

8.	Non-Solicitation Promises

In further consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, during your employment and for a period of six (6) consecutive months immediately following the termination of your employment for any reason, solicit any actual or potential client, investor, or business partner of the Company for the purpose of performing any services that the Company also performed during your employment with the Company. For purposes of the non-solicitation obligation described within this paragraph, a potential client, investor, or business partner of the Company shall mean any person or entity that the Company solicited for business during your final two (2) years of employment with the Company, unless you had a preexisting business relationship prior to joining the Company.

In further consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, during your employment and for a period of twelve (12) months following the termination of your employment for any reason, solicit any employee, officer, contractor, or other agent of the Company to terminate his or her business relationship with the Company; provided that this non-solicitation obligation shall not apply to any employee, officer, contractor, or other agent of the Company who did not have a business relationship with the Company at any time during your final six (6) months of employment with the Company, unless you had a preexisting business relationship with such person or introduced such person for hire by the Company.

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9.	Non-Disparagement

You agree not to disparage the Company, its officers and owners, or its clients and business partners in any way during or after your employment with the Company. This non-disparagement obligation prohibits you from making any statement that would or is reasonably likely to defame, criticize, malign, or in any way be materially and financially harmful to the business reputation of the foregoing entities or individuals. Notwithstanding the foregoing, nothing herein shall prohibit you from testifying or responding in good faith to any subpoena or other legal process, provided that you provide reasonable advance notice to the Company of your receipt of such subpoena or other legal process.

10.	Reasonableness of Promises; Injunctive Relief

You acknowledge and agree that the promises set forth in Sections 6, 7, 8, and 9 of this letter are reasonable and narrowly tailored to protect the Company’s legitimate business interests, including the Company’s interests in protecting the competitive advantage it derives from its Confidential Information and customer good will. Accordingly, in the event you breach or threaten to breach one or more of the promises in Sections 6, 7, 8, or 9 of this Agreement, you acknowledge and agree that the Company shall be entitled to injunctive relief from a court of competent jurisdiction enjoining such actual or threatened breach, in addition to any other remedy available at law or equity. You further acknowledge that the promises in Sections 6, 7, 8, and 9 of this letter shall survive termination of your employment relationship. You further agree that in the event of a legal action to enforce this Agreement, the prevailing party shall be entitled to reimbursement by the non-prevailing party for its costs associated with such legal action, including the prevailing party’s reasonable attorneys’ fees.

11.	Inventions

You agree that any and all improvements, inventions, discoveries, developments, creations, processes, methods, designs, and works of authorship, and any documents, things, or information relating thereto, whether patentable or not, within the scope of or pertinent to your primary job duties (as described in Section 1 above) or your other performance of work for the Company, which you may conceive, make, author, create, invent, develop, or reduce to practice, or which you previously have conceived, made, authored, created, invented, developed, or reduced to practice, in whole or in part, during your employment with the Company, whether alone or with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, will be and remain the sole and exclusive property of the Company (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection will be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that you otherwise have or retain any ownership or other rights in any Work Product (or any intellectual property rights therein), you hereby assign and transfer to the Company all such rights in the Work Product, including but not limited to the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company will have the full right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). You will, whenever requested to do so by the Company (whether during your employment or thereafter), at the Company’s expense, execute any and all applications, assignments, and/or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product, (b) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which you might otherwise have in any Work Product, and/or (c) confirm the Company’s right, title, and interest in any Work Product. You will promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to the Company, and will not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during your employment or thereafter.

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12.	Business Related Expense Reimbursements

You may occasionally incur business related expenses in the course of your job duties. Your permitted business expenses include: (a) the cost of an office space leased for no greater than a twelve (12) month term in close proximity to your private residence in New York or elsewhere at your choosing, the size and cost of which shall be commensurate for a single executive; (b) your travel expenses related to the performance of your job duties; (c) should the Company not provide you with a suitable corporate apartment available for your use, the cost of a residential apartment leased for no greater than a twelve (12) month term, located in New York City, and commensurate with your standard of living; and (d) reasonable expenses related to the entertainment of clients or other potential business partners of the Company. You shall not need advance authorization for any reasonable business expenses below $25,000; however, you understand that all business expenses are subject to review, and the Company reserves the right to deny a business expense reimbursement request in the event it reasonably determines that the expense was not related to your job duties. The Company will reimburse you for an appropriate business-related expense, provided you submit proof of payment and details concerning the expense in a timely manner, and in no event later than sixty (60) days after the expense was incurred. Violation of this policy may result in the denial of an expense reimbursement request. In the event you intentionally submit a false expense reimbursement request, you shall be subject to disciplinary action, up to and including immediate termination of employment for “Cause.” Duly submitted reimbursement requests are typically processed within thirty (30) days of submission.

13.	No Conflicts

By signing below, you represent to the Company that you are not presently subject to any obligation that would otherwise prohibit you from performing the above-referenced job duties for the Company, such as a non-competition promise or other restrictive covenant. You further represent to the Company that you are not in possession of any confidential or proprietary information belonging to any entity or person that directly or indirectly competes with the Company.

14.	Dispute Resolution

Should any dispute arise between you and the Company or any Company affiliate regarding any aspect of your employment relationship, you and the Company or the Company affiliate will confer in good faith to promptly resolve such dispute. In the event that you and the Company or the Company affiliate are unable to resolve the dispute, and should either party to the dispute desire to pursue a claim against the other party, both you and the Company or the Company affiliate agree to have the dispute resolved by final and binding Arbitration held in New York County, New York. The Arbitration shall be conducted by JAMS or the American Arbitration Association and provided by an impartial third-party Arbitration provider in accordance with the employment dispute rules then in effect. All previously unasserted claims arising under federal, state, or local statutory or common law and all disputes relating to the validity of this contract, as well as this Arbitration provision, shall be decided by binding and final arbitration. Any award of the Arbitrator(s), is final and binding, and may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled to reimbursement of his/its related costs, including reasonable attorneys’ fees, from the non-prevailing party. Notwithstanding the foregoing, nothing in this letter shall prohibit either party from applying to a court of competent jurisdiction (instead of an arbitrator) for injunctive relief to enjoin an actual or threatened breach of each other’s obligations set forth in this letter.

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15.	Severability

You acknowledge and agree that in the event any court or arbitrator of competent jurisdiction determines that one or more of the provisions of this letter is unenforceable, such court or arbitrator shall be entitled to equitably reform such unenforceable provision so that the provision is given its maximum affect permitted under applicable law. Each provision of this letter is severable from other provisions hereof, and if one or more provisions are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

16.	Prior Agreements

You acknowledge and agree that this document replaces and supersedes any previous offer of employment to you by the Company (whether oral or in writing), including without limitation the “Binding Memo of Understanding” dated September 10, 2018, and sets forth the parties’ entire understanding regarding the subject matter described herein. By signing below, you are not relying upon any representation or promise that is not explicitly set forth within this letter.

17.	Governing Law

You agree that this letter and your employment with the Company shall be governed by the laws of the State of New York. Any legal proceeding arising from dispute related to your employment with the Company must be commenced within New York County, New York.

18.	Miscellaneous

You acknowledge that this letter is the product of arms-length negotiations between you and the Company and, therefore, neither you nor the Company will be considered the drafter of this letter. This letter may be executed in one or more counterparts, each of which shall constitute an original. Original signatures shall not be required.

If these terms are agreeable to you, please sign and date this letter and return it to myself, Bob Benya as President. Please feel free to contact me with any questions.

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Sincerely,

/s/ Robert G. Benya
Robert G. Benya
President

I understand that this offer of employment is contingent upon proof of my employment eligibility in the United States.

Accepted and Agreed:

/s/ Brett McGonegal
Brett McGonegal

10/1/2018 8:35:24 PM PDT
Date

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Attachment A – Performance Bonus Criteria

Warrant-based Incentives*

Executive will receive fully-funded warrants in the aggregate of three million seven hundred and fifty thousand (3,750,000) shares of SSC - Nasdaq listed equity to be struck at a 25% premium to the last trading day’s Nasdaq closing price for SSC of $4.30 (September 7, 2018). Once the price is triggered the stock will vest to the three above individuals on pursuant to the following vesting schedule;

¼ of the shares will vest 9 months from the trigger date

½ of the shares will vest 18 months from the trigger date

¼ of the shares will vest 24 months from the trigger date

The shares will be held in an account for the benefit of the above identified individuals / employees and will be become due to same when granted to the employee per the vesting schedule.

Annual Performance-based Incentives

-	Executive shall be entitled to participate in the Company’s ESOP, commensurate with the Company’s other executives and approved by the Company’s Compensation Committee.

-	Executive shall be entitled to 20% of net profits received from fees, retainers, and other income generated by the products generated or sold by Executive. This may be received as cash and / or stock, as may be reasonably agreed between Company and Executive.

-	Year-end cash bonus for 2018, to be agreed between BOD and Executive, and subject to the Compensation Committee, according to Company’s near-term objectives

-	From January 2019 onwards, the Annual Incentives shall revert to the calendar year, in line with the Company’s annual budget, revenue goals, and objectives.

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